UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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    Spirit Realty Capital, Inc.

(Name of Registrant as Specified in Its Charter)

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SUPPLEMENT DATED May 10, 2013

(To Joint Proxy Statement/Prospectus Dated April 2, 2013)

This supplement is being mailed on or about May 10, 2013, to the stockholders of record as of March 27, 2013 of Cole Credit Property Trust II, Inc., which we refer to as CCPT II, and Spirit Realty Capital, Inc., which we refer to as Spirit. The information included herein supplements and should be read in conjunction with the definitive joint proxy statement/prospectus dated April 2, 2013, which we refer to as the joint proxy statement/prospectus, relating to an agreement and plan of merger dated as of January 22, 2013, which we refer to as the merger agreement, by and among CCPT II, Cole Operating Partnership II, LP, which we refer to as the CCPT II Partnership, Spirit, and Spirit Realty, L.P., which we refer to as the Spirit Partnership. Pursuant to the merger agreement, CCPT II and Spirit will combine through a merger of Spirit with and into CCPT II, with CCPT II surviving the merger. Defined terms used but not defined herein have the meanings set forth in the joint proxy statement/prospectus.

If you are a stockholder of CCPT II and have not already submitted a proxy for use at the annual meeting, you are urged to do so promptly. No action in connection with this supplement to the joint proxy statement/prospectus is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. For more information about how to submit a proxy, see “The CCPT II Annual Meeting — Manner of Submitting Proxy” beginning on page 148 of the joint proxy statement/prospectus. For more information about revocation of proxies and voting instructions, see “The CCPT II Annual Meeting — Revocation of Proxies or Voting Instructions” on page 149 of the joint proxy statement/prospectus.

If you are a stockholder of Spirit and have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the joint proxy statement/prospectus is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. For more information about how to submit a proxy, see “The Spirit Special Meeting — Manner of Submitting Proxy” on page 156 of the joint proxy statement/prospectus. For more information about revocation of proxies and voting instructions, see “The Spirit Special Meeting — Revocation of Proxies or Voting Instructions” on page 157 of the joint proxy statement/prospectus.

Supplemental Disclosures

Amendment to the Merger Agreement

On May 8, 2013, CCPT II, the CCPT II Partnership, Spirit and the Spirit Partnership entered into an amendment to the merger agreement, which we refer to as the amendment. The following description of the amendment is subject to, and qualified in its entirety by, reference to the full text of the amendment, which is attached to this supplement as Annex A and is incorporated herein by reference. We urge you to read the amendment carefully and in its entirety. To the extent the following information is inconsistent with any information in the joint proxy statement/prospectus, the following information will amend and supersede the information in the joint proxy statement/prospectus:

Fractional Shares of Spirit Common Stock

At the effective time of the merger and by virtue of the merger, each share of Spirit common stock (other than shares of Spirit common stock owned by any wholly owned subsidiary of Spirit, CCPT II or any subsidiary of CCPT II, which will be cancelled) will be converted automatically into the right to receive 1.9048 shares of CCPT II common stock (which equates to an inverse exchange ratio of 0.525 shares of Spirit common stock for one share of CCPT II common stock). No fractional shares of CCPT II common stock will be issued. Instead of fractional shares, Spirit stockholders will receive cash, without interest, in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the product of (i) the volume weighted average price of Spirit common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg and (ii) 0.525.

Fractional Shares of CCPT II Common Stock

At the effective time of the merger, CCPT II stockholders will continue to hold their existing shares of CCPT II common stock, except that any fractional share of CCPT II common stock outstanding immediately prior to the effective time of the merger will be cancelled. Instead of fractional shares, CCPT II common stockholders will receive cash, without interest, in an amount determined by multiplying such fractional shares by the product of (i) the volume weighted average price of Spirit common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg and (ii) 0.525.

U.S. Federal Income Tax Treatment of CCPT II Stockholders

CCPT II stockholders will not recognize gain or loss in connection with the merger, except with respect to cash received in lieu of fractional shares. A CCPT II stockholder receiving cash in lieu of fractional shares will generally recognize gain (or loss) equal to the difference between the cash received and the stockholder’s adjusted tax basis in the fractional share. Such gain or loss generally should be long-term capital gain (or loss) if the stockholder held the CCPT II fractional share for more than one year and otherwise will be short-term capital gain (or loss). CCPT II stockholders should consult their tax advisors as to the U.S. federal, state, local and foreign income tax consequences of the merger.

Directors and Management of CCPT II After the Merger

With respect to the disclosures made in the joint proxy statement/prospectus regarding the composition of the board of directors of the Combined Corporation being composed of all of the directors of Spirit immediately prior to the completion of the merger and up to two individuals designated by CCPT II and reasonably satisfactory to Spirit, the following information supplements, and should be read in conjunction with, such disclosure in the answer to the question “[w]ho will be the board of directors and management of the Combined Corporation after the merger?” on page vii; the section entitled “Summary — Directors and Management of CCPT II After the Merger” on page 9; the risk factor under the heading “The merger will result in changes to the board of directors of the Combined Corporation” on page 25; the section entitled “The Companies — The Combined Corporation” on page 146; the section entitled “The Merger Agreement — Board of Directors of the Combined Corporation” on page 242; the section entitled “Comparison of Rights of Stockholders of CCPT II and Stockholders of Spirit Pre-Merger and the Rights of Stockholders of the Combined Corporation Post-Merger” beginning on page 278 and all similar disclosure appearing throughout the joint proxy statement/prospectus:

On May 2, 2013, the Spirit Board approved the following two designees, effective as of the effective time of the merger, designated by CCPT II to the board of directors of the Combined Corporation: Sheli Z. Rosenberg and Thomas D. Senkbeil. Sheli Z. Rosenberg and Thomas D. Senkbeil, together with the seven directors of Spirit previously disclosed in the joint proxy statement/prospectus, will comprise the board of directors of the Combined Corporation. As such, the number of the board of directors of the Combined Corporation will be nine as of the effective time of the merger.

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Biographical Summaries of Directors and Executive Officers

With respect to the disclosures made in the joint proxy statement/prospectus regarding the biographical summaries of the directors of the Combined Corporation, the following information supplements, and should be read in conjunction with, the section entitled “The Companies — The Combined Corporation — Biographical Summaries of Directors and Executive Officers” beginning on page 93:

Sheli Z. Rosenberg, 71, has been a director of Equity LifeStyle Properties, Inc. since August 1996 and Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP since May 2011. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1994 as the company’s general counsel and rose to become Chief Executive Officer from 1999 to 2000 and Vice Chairman from 2000 to 2003 before departing in 2003. Prior to joining Equity Group Investments, L.L.C., Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg is a director of Strategic Hotels & Resorts, Inc., a hotel REIT, Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, and Ventas, Inc., an owner of real estate in the health care field. Ms. Rosenberg is a former director of General Growth Properties, Inc., CVS Caremark Corporation, Capital Trust, Inc., and Avis Budget Group, Inc. and a former trustee of Equity Residential and Equity Office Properties. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.

Thomas D. Senkbeil, 63, has been the Managing Partner of Senkbeil & Associates since January 2009. Senkbeil & Associates, formed by Mr. Senkbeil, invests in multifamily properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc., which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. From 1992 to 2000, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996 and is currently a member of ULI Multifamily Council and board of directors of the National Multi Housing Council.

Litigation Relating to the Merger

With respect to the disclosures made in the joint proxy statement/prospectus regarding certain pending litigation related to the merger agreement up to and including April 2, 2013, the date of the definitive joint proxy statement/prospectus, the following information supersedes and replaces the section entitled “The Companies — Legal Proceedings” on page 43 and the section entitled “The Merger — Litigation Relating to the Merger” on page 240 and all similar disclosure appearing throughout the joint proxy statement/prospectus:

In connection with the merger, on March 5, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Baltimore City, Maryland against and purportedly on behalf of Spirit captioned Kendrick, et al. v. Spirit Realty Capital, Inc., et al. The complaint was amended on April 26, 2013, and names as defendants Spirit, the members of the Spirit Board, the Spirit Partnership, CCPT II, and the CCPT II Partnership, and alleges that the directors of Spirit breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to disclose sufficient material information for Spirit stockholders to make an informed decision regarding whether or not to approve the merger, agreeing to a merger agreement at an opportunistic and unfair price, allowing draconian and preclusive deal protection devices in the merger agreement, retaining a self-interested and conflicted financial advisor, and by engaging in self-interested and otherwise conflicted actions. The complaint alleges that CCPT II, the CCPT II Partnership, and the Spirit Partnership aided and abetted those

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breaches of fiduciary duty. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unenforceable, an order enjoining a vote on the transactions contemplated by the merger agreement, rescission of the transactions in the event they are consummated, imposition of a constructive trust, an award of fees and costs, including attorneys’ and experts’ fees and costs, and other relief.

Cole Credit Property Trust II, Inc. — Director Compensation Table

The following information supersedes and replaces footnote (2) to the table included in the section entitled “The Companies — Cole Credit Property Trust II, Inc. — Director Compensation Table” on page 51:

(2)	Includes $151,500 in fees related to the CCPT II Special Committee. Excludes $150,000 in fees payable to each member of the CCPT II Special Committee, which was subsequently approved by the CCPT II Board as compensation for services of the CCPT II Special Committee.

Financing Related to the Merger

With respect to the disclosures made in the joint proxy statement/prospectus regarding debt financing which the Spirit Partnership has entered into in connection with the merger, the following information supplements the section entitled “Summary — Financing Related to the Merger” beginning on page 14 and the section entitled “The Merger Agreement — Financing Related to the Merger” beginning on page 264:

On April 26, 2013, the Spirit Operating Partnership entered into a commitment letter, which we refer to as the DB Commitment Letter, with Deutsche Bank Securities Inc., which we refer to as DBSI, on behalf of Deutsche Bank AG New York Branch. Subject to certain conditions set forth in the DB Commitment Letter, DBSI has agreed to provide $300.0 million of a $325.0 million senior secured revolving credit facility. The remaining $25.0 million, as well as an accordion feature allowing the Spirit Partnership to increase such facility by up to an additional $75.0 million, are each subject to acceptance of commitments from existing or new lenders. The DB Commitment Letter contemplates that the credit facility will be guaranteed by Spirit and all subsidiaries of the Spirit Partnership that own certain unencumbered properties. The proceeds of this loan facility would be available for general corporate purposes of the Spirit Partnership and its subsidiaries, including but not limited to working capital, capital expenditures and acquisitions. The revolving credit facility contemplated under the DB Commitment Letter would be an alternative source of funding to a portion of the financing commitments from Barclays, Deutsche Bank and MIHI described above but, until the actual funding thereof, the commitments under the DB Commitment Letter are not intended to replace any or all of the financing commitments from Barclays, Deutsche Bank and MIHI.

There can be no assurances, however, that the financings discussed above will be completed as they are subject to a number of conditions including, but not limited to, the execution of mutually agreeable documentation. The foregoing descriptions of the financings commitments and the DB Commitment Letter and the transactions contemplated by each are qualified in their entirety by reference to the complete terms and conditions of the definitive documentation to be negotiated and executed in connection therewith.

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Annex A

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 8, 2013, is entered into by and among Spirit Realty Capital Inc., a Maryland corporation, Spirit Realty, L.P., a Delaware limited partnership, Cole Credit Property Trust II, Inc., a Maryland corporation, and Cole Operating Partnership II, LP, a Delaware limited partnership (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of January 22, 2013, by and among the Parties (the “Agreement”).

WHEREAS, Section 9.4 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties wish to amend the Agreement in order to provide for the cash out of fractional share interests pursuant to the Company Merger with respect to Cole Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendments to Agreement.

(a) Section 3.1(d) of the Agreement is deleted in its entirety and replaced with the following:

“Cole Common Stock. At and after the Company Merger Effective Time, each share of Cole Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding except that any certificate or book-entry share representing outstanding fractional shares of Cole Common Stock immediately prior to the Company Merger Effective Time shall be canceled and converted at the Company Merger Effective Time into the right to receive, cash, without interest, in an amount as set forth in Section 3.7.”

(b) The first sentence of Section 3.3(a) is deleted in its entirety and replaced with the following:

“Exchange Fund. No later than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Cole Stockholder Meeting and the Spirit Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), Cole shall appoint a bank or trust company reasonably satisfactory to Spirit to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b), Section 3.1(d) and Section 3.7.

(c) Section 3.7 of the Agreement is deleted in its entirety and replaced with the following:

“Fractional Shares. No certificate or scrip representing fractional shares of Cole Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book- Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, (a) each holder of shares of Spirit Common Stock converted pursuant to Section 3.1(b) who would otherwise have been entitled to receive a fraction of a share of Cole Common Stock and (b) each holder of a fractional share of Cole Common Stock converted pursuant to Section 3.1(d), shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Cole Common Stock multiplied by the product of (x) the VWAP of Spirit Common Stock multiplied by (y) 0.525.”

(d) The following Section 3.3(c)(iv) is added to the Agreement:

“(iv) As soon as reasonably practicable following the Company Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to deliver to each holder of record of a certificate or book-entry share of Cole Common Stock (A) a letter, which shall specify, among other things, notice of the closing of the Mergers and the name, address and contact information of the transfer agent of the Surviving Corporation and (B) payment of an amount equal to the Fractional Share Consideration such holder has the right to receive pursuant to the provisions of Section 3.1(d) and Section 3.7.”

2. Full Force and Effect. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

3. Authorship. The Parties agree that the terms and language of this Amendment are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Amendment shall be resolved against any Party. Any controversy over construction of this Amendment shall be decided without regard to events of authorship or negotiation.

4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.

5. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document form (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6. Governing Law.

(a) This Amendment, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Amendment or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against, the Financing Sources in any way relating to this Amendment or any of the transactions contemplated by this Amendment, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of knowing, voluntary and bargained agreement between the Parties irrevocably waiving any objections to venue or convenience of forum.

7. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

COLE CREDIT PROPERTY TRUST, II, INC.

By:	/s/ Christopher H. Cole
Name: Christopher H. Cole
Title: Chairman, President and CEO

COLE OPERATING PARTNERSHIP II, LP

By:	Cole Credit Property Trust II, Inc.
Its:	General Partner

By:	/s/ Christopher H. Cole
Name: Christopher H. Cole
Title: Chairman, President and CEO

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael Bender
Name: Michael Bender
Title: SVP - CFO

SPIRIT REALTY, L.P.

By:	Spirit General OP Holdings, LLC
Its:	General Partner

By:	/s/ Michael Bender
Name: Michael Bender
Title: SVP - CFO

[Signature Page to First Amendment to Agreement and Plan of Merger]